LETTERHEAD OF IWERKS ENTERTAINMENT

FOR IMMEDIATE RELEASE
---------------------

Contact:  Bruce Hinckley                Krista Grossman
          Chief Financial Officer       Director
          Iwerks Entertainment          Bozell Sawyer Miller Group
          (818) 955-7800                (310) 442-2516


                        IWERKS ENTERTAINMENT ANNOUNCES
                      FISCAL 1998 SECOND QUARTER RESULTS

              --------------------------------------------------

Burbank, CA, February 10, 1998 -- Iwerks Entertainment, Inc. [NASDAQ NM:
IWRK] announced second quarter financial results for the period ended December 31, 1997.

For the quarter, Iwerks reported a net loss of $(3.5) million, or $(0.29) per share, on revenues of $6.0 million, compared with a net loss of $(57,000), or $0.00 per share, on revenues of $10.0 million for the comparable period a year ago.

For the six-month period ended December 31, 1997, Iwerks reported a net loss of $(4.0) million, or $(0.33) per share, on revenues of $14.0 million, compared with net income of $117,000, or $0.01 per share, on revenues of $19.6 million for the comparable year-ago period. Results for the three and six months ended December 31, 1997 include $218,000 and $531,000, respectively, of costs associated with the previously announced merger with Showscan Entertainment Inc.

Iwerks said that much of the revenue decline for the three- and six-month periods was due to a decrease in hardware sales in Asia, which were down
$3.8 million and $5.4 million, respectively, from the comparable year-earlier periods. Additionally, the company's touring revenue declined by $0.5 million in the quarter and $0.7 million for the six-month period ended December 31, 1997. Iwerks said these decreases were partially offset by minor increases in Americas hardware sales and film licensing revenues. Iwerks said it expected the lower Asian hardware and touring sales trends to continue for the foreseeable future.

Iwerks had announced on December 24, 1997 that it expected its revenues and earnings for the second quarter to fall short of analyst estimates and prior year results primarily due to significantly weakened sales in the Asia Pacific region. Iwerks also announced on January 28, 1998 that it reduced its workforce by approximately 13% in order to align the company's staffing levels with the lower revenues and earnings.

                                    (more)

Iwerks Announces Second Quarter Results - Page 2


Roy A. Wright, Chairman and Chief Executive Officer of Iwerks, said, "As we reported earlier in the quarter, the Asian economic crisis has had a substantial impact on our hardware sales to that region. Subsequently, we have embarked on a two-pronged strategy, which includes implementing aggressive cost-cutting measures to bring our expenses in line with the lower revenues, and a renewed focus on the domestic, European and Latin American markets. Already, as the results show, we have experienced an uptick in Americas sales as well as a slight increase in our film licensing revenues."

Iwerks said that its gross profit margin for the three-month period had decreased from 31% to 14%, due primarily to the company's inability to reduce the fixed cost of touring operations at the same rate as touring sponsorship revenue has declined.

The company's selling, general and administrative (SG&A) expenses increased by $989,000 to $4.3 million for the second quarter, and increased by $1.2 million to $7.9 million for the six-month period. Iwerks said the increases in SG&A expenses were due to higher expenses for marketing, research and development costs, insurance and allowance for doubtful accounts. SG&A figures do not include transaction-related charges in connection with the previously announced merger with Showscan Entertainment, which equal $218,000 and $531,000 for the three- and six-month periods, respectively.

Iwerks said that it anticipates that its annual meeting of shareholders will be held in March 1998, at which time shareholders will vote on the company's proposed merger with Showscan. Iwerks and Showscan announced their intention to merge in August 1997, and announced amended transaction terms in December 1997. The combined company, which will bring together the two largest motion simulation companies, will be the largest provider of ride simulation entertainment attractions and software in the world.

Iwerks Entertainment is one of the world's leading producers of high-tech, multi-sensory experiences such as ride simulation, 2D and 3D giant screen theaters, 360 degree video dance clubs and other immersive attractions. Serving prestigious entertainment, information and marketing providers, more than 250 Iwerks attractions can be found worldwide at location-based entertainment centers, amusement parks, family entertainment centers, shopping centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more.

                                    (more)

Iwerks Announces Second Quarter Results - Page 3


                     FORWARD-LOOKING STATEMENT DISCLOSURE
                     ------------------------------------

This release contrans forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Those risks include, but are not limited to, the ongoing economic conditions and situation in the Asia Pacific region, the level of available sales in the rest of the world, costs of sales and the ability of the Company to maintain pricing levels necessary to maintain gross profit margins, the successful consummation and integration of the Company pending its merger with Showscan, the level of selling, general administrative costs, the performance of the Company under existing purchase contracts and the ability to obtain new contracts, the success of the Company's owned and operating strategy, the success of the Company's film software and the effects of competition, as well as the other "risk factors" set forth in the Company's filings with the Securities and Exchange Commission. All forward-looking statements should be considered in light of these risks and uncertainties.

                         (one page of tables attached)

                                      ###

                          IWERKS ENTERTAINMENT, INC.
                             FINANCIAL HIGHLIGHTS
       FISCAL 1998 SECOND QUARTER AND SIX-MONTH ENDED DECEMBER 31, 1997
                       (in 000s, except per share data)


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                Three Months Ended      Six Months Ended
                                 December 31, 1997        June 30, 1997
                                    (unaudited)            (unaudited)
                               -------------------    -------------------
                                 1997       1996        1997       1996
                               --------   --------    --------   --------

Revenue                        $  5,989   $ 10,023    $ 14,041   $ 19,618
Cost and expense
  Cost of Sales                   5,168      6,955       9,957     13,192
  Selling, General &
    Administrative                4,311      3,322       7,916      6,703
  Merger Related (a)                218          -         531          -
                               --------   --------    --------   --------
      Total Cost                  9,697     10,277      18,404     19,895

Interest income, net                208        197         357        394
                               --------   --------    --------   --------

Net income (loss)              $(3,500)   $   (57)    $(4,006)   $    117
                               ========   ========    ========   ========

Net income (loss)
  per common share             $ (0.29)   $   0.00    $ (0.33)    $  0.01
                               ========   ========    ========   ========
Weighted average
  shares outstanding             12,161     11,715      12,160     11,675
                               ========   ========    ========   ========




CONDENSED CONSOLIDATED BALANCE SHEETS

                                      December 31, 1997     June 30, 1997
                                      -----------------     -------------
                                         (unaudited)         (unaudited)
ASSETS
  Cash and marketable securities           $  17,380          $  19,067
  Other current assets                         9,677             16,188
  Properties and Film Inventory, net          12,554             10,377
  Goodwill                                    15,064             15,367
  Other assets                                 3,185              3,530
                                           ---------          ---------
Total assets                               $  57,850          $  64,529
                                           =========          =========

LIABILITIES AND STOCKHOLDERS EQUITY
  Current liabilities                      $  11,959          $  14,316
  Long-term liabilities                        1,511              1,827
  Stockholders' equity                        44,380             48,386
                                           ---------          ---------
Total liabilities and
  stockholders' equity                     $  57,850          $  64,529
                                           =========          =========

(a) Costs associated with the pending merger of Showscan Entertainment, Inc.
